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BARRY W. DAVIDSON                                                    EXHIBIT 2.1
Davidson, Bailey & Medeiros
1280 Seafirst Financial Center
601 West Riverside Avenue
Spokane, Washington 99201
(509) 624-4600

Attorney for Wespac Investors Trust III


                     IN THE UNITED STATES BANKRUPTCY COURT

                 IN AND FOR THE EASTERN DISTRICT OF WASHINGTON

In Re . . .                              )
                                         )   NO. 94-00228-K11
WESPAC INVESTORS TRUST III,              )
                                         )   IN PROCEEDINGS FOR
                                         )   A REORGANIZATION
               Debtor.                   )   UNDER CHAPTER 11
----------------------------------------

                             PLAN OF REORGANIZATION
                                 (As Modified)

                                 March 22, 1996

SECTION 1.      INTRODUCTION

        Wespac Investors Trust III ("Wespac") filed a Petition For Relief under Chapter 11 of the Bankruptcy Code on January 27, 1994, and has been a Debtor In Possession since the time of filing.

        This Plan of Reorganization is proposed pursuant to Chapter 11 of the Bankruptcy Code. This Plan must receive creditors approval and the Court must find that it meets the requirements of applicable law. If this Plan is not accepted and approved, then the Court may allow the case to be dismissed from the jurisdiction of the Bankruptcy Court; a party in interest may attempt to draft another Plan; or the case may be converted to a liquidation under Chapter 7 of the Bankruptcy Code.

        Wespac has filed a Disclosure Statement pursuant to 11 USC Section 1125 and Bankruptcy Rule 3016. That Disclosure Statement has been approved by the Court as containing adequate information upon which an informed judgment as to the feasibility of this Plan may be made. It is recommended that the Disclosure Statement be reviewed as an aid in evaluating this Plan of Reorganization.

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PLAN OF REORGANIZATION (AS MODIFIED)
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SECTION 2.       DEFINITIONS

         For the purposes of the Plan, the following capitalized terms shall be defined as set forth below:

         ALLOWED CLAIM: A claim (a) for which a Proof of Claim has been filed with the Court within the Bar Date fixed by the Court, or (b) which is scheduled in the list of creditors prepared and filed with the Court by Wespac and is not listed as disputed, contingent or unliquidated as to amount: in either case as to which no objection to the allowance thereof had been filed, or as to which a final order or judgment has been entered allowing said claim.

         ALLOWED INTEREST: An Interest (a) for which a Proof of Interest has been filed with the Court within the Bar Date fixed by the Court, as to which no objection to the allowance thereof has been filed, or as to which a final order or judgment has been entered allowing said Interest.

         ALLOWED SECURED CLAIM: An Allowed Claim secured by a lien, security interest or other charge against or interest in property in which Wespac has an interest.

         BAR DATE: The last day to timely file a Proof of Claim, as fixed by the Court. The Bar Date for filing a Proof of Claim herein was June 6, 1994. The Bar Date for filing a Proof of Interest was February 29, 1996.

         CLAIM: Any right to payment, or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to payment or right to an equitable remedy is reduced to judgment, whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

         CLASS: Any class into which Allowed Claims or Allowed Interests are classified pursuant to Section 5 of the Disclosure Statement or Section 4 of the Plan.

         CODE: The Bankruptcy Code, 11 U.S.C. 101 et seq. and any amendments thereto.

         CONFIRMATION DATE: The date upon which the Order of Confirmation is entered by the Court.





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PLAN OF REORGANIZATION (AS MODIFIED)
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         COURT: The United States Bankruptcy Court for the Eastern District of
Washington, in which this Chapter 11 case is pending.

         DEBTOR: Wespac Investors Trust III ("Wespac") is the Debtor in this Chapter 11 case.

         EFFECTIVE DATE: The date on which the order of confirmation is no longer subject to appeal, on which no such appeal is pending, and on which any conditions precedent to the implementation of the Plan have been satisfied or waived.

         INTEREST: Any proprietary right of a past or present shareholder of Wespac, by virtue of holding equity securities of Wespac.

         NEW COMMON STOCK: Newly issued shares of Common stock to be issued under the Plan.

         OLD COMMON STOCK: Shares of Common stock to be canceled under the Plan.

         ORDER OF CONFIRMATION: The order entered by the Court confirming the Plan in accordance with the provisions of Chapter 11 of the Code, which order is no longer subject to appeal and as to which no appeal is pending.

         PETITION DATES: Wespac filed its Petition For Relief on January 27,
1994.

         PLAN: The Chapter 11 Plan of Reorganization, as amended in accordance with the terms hereof or modified in accordance with the provisions of law.

         PROPONENTS: The Plan is propounded by Wespac.

         REORGANIZED WESPAC: Wespac Investors Trust III as it will exist following the Effective Date of the Plan.

SECTION 3. UNCLASSIFIED OBLIGATIONS, AND SUMMARY OF TREATMENT UNDER THE PLAN

         3.1 Administrative Expenses. All expenses of administration allowed against the estate under 11 USC Section 503, including professional fees incurred by Wespac for legal and accounting services, and other post-petition liabilities which have an





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administrative priority, whether by Court order or operation of law, shall be paid when due, or, when appropriate, upon allowance by the Court.

         3.2 Priority Tax Claims. All priority allowed unsecured claims of governmental units allowed against the estate under 11 USC Section 507(a)(7), except the State of Washington Department of Revenue, shall be paid within six years of assessment, in equal annual payments commencing one (1) year from the date of confirmation. The State of Washington Department of Revenue shall be paid in full within the thirty (30) days of the Effective Date of the Plan of Reorganization. Priority tax claims shall receive interest, accruing as of the Effective Date of the Plan, at the rate set forth by applicable federal, state or local law. Unsecured tax claims for penalties shall be treated as general unsecured claims, and are classified with those creditors.

         3.3 Employee Benefits. All accrued employee benefits for sick pay and vacation leave shall continue unimpaired through confirmation.

SECTION 4.       CLASSIFICATION OF CLAIMS & INTERESTS, AND
                 SUMMARY OF TREATMENT UNDER THE PLAN

         4.1     Priority Non-Tax Claims

         Priority Non-Tax Claims include all priority creditors as defined by 11 U.S.C. Section 507 except unsecured claims of governmental units as set forth in Section 507(a)(7). Priority Non-Tax Claims include claims for wages, salaries and commissions to the extent earned within sixty days of filing, and also include claims for unpaid contributions to employee benefit plans, or to consumers for deposits which were made for services which have not been delivered. No creditors are entitled to Priority Non-Tax Claims status.

         4.2     U. S. Bank of Washington

         Class 2 consists only of the Allowed Secured claim of U.S. Bank of Washington, secured by a first Deed of Trust against the Spokane Properties, together with accounts, contract rights, chattel paper, revenue, rents, general intangibles, with an approximate balance of $3,807,000.00 plus interest. U.S. Bank of Washington shall be paid in monthly installments of interest and principal in the amounts set forth by the Note and related





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documents evidencing the Wespac obligation. U.S. Bank shall retain its lien interests until fully paid. U.S. Bank is not impaired by the Plan.

         4.3     Newbeach Partners

         Class 3 consists only of the Allowed Claim of Newbeach Partners, secured by furniture, fixtures, equipment, machinery, inventory, books, and records, with an approximate balance of $114,285.94 as of March 1, 1996. Newbeach Partners shall be paid in full, with interest at 10%, in five (5) successive equal annual payments, with the first payment due within thirty (30) days of the Effective Date of the Plan. Newbeach Partners is impaired under the Plan, and shall retain its lien until fully paid.

         4.4     Administrative Convenience Creditors

         Class 4 consists only of holders of (1) Allowed Claims of unsecured creditors of less than $500.00, and (2) holders of Allowed Claims who elect to reduce their claim to $500.00. Administrative Convenience Creditors shall receive full payment of their claims, in cash, within thirty (30) days of the Effective Date of the Plan.

         4.5     Claims of General Unsecured Creditors

         a. General Provisions. Class 5 consists only of Allowed Claims of general unsecured creditors. General Unsecured Creditors shall be paid pro-rata in annual installments, including interest at 8%, over a period of five years, commencing ninety days after the Effective Date of the Plan.

         b. Special Provisions for Creditors Claims of Kaye Scholer, Oppenheimer Industries and Medical Resource. Wespac intends to fund the cash settlement option with Kaye Scholer for $100,000.00, payable within thirty (30) days of the Effective Date of the Plan. Wespac does not intend to fund the cash settlement with Oppenheimer Industries.

         Upon the Effective Date, Wespac and Medical Resource have agreed to compromise the creditor's claim of Medical Resource by granting Medical Resource an Allowed Unsecured Claim for the sum of $800,000.00, which shall be paid through the issuance of 50% of all issued and outstanding New Common Stock to Medical Resource. On the Effective Date of the Plan, Nevada Sea shall exercise the Medical Resource/Nevada Sea Stock Option and shall receive with





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respect to the USREA Stock, which Medical Resource purchased from Zimco, 25% of all the issued and outstanding New Common Stock. Wespac shall dismiss the appeal of the Medical Resource judgment, and the adversary action to avoid the Medical Resource judgment lien.

         4.6     Interests of Equity Security Holders (Shareholders)

         a. General. Class 6 consists only of Allowed Interests of shareholders in Old Common Stock. All Class 6 Interests shall be canceled on the Effective Date of the Plan. One share of New Common Stock in the Reorganized Debtor shall be exchanged for each share of Allowed Interest in Old Common Stock. Holders of Allowed Interests in Old Common Stock, other than Medical Resource, shall hold in the aggregate, 25% of the newly issued stock.

         b. Special Provisions for Shareholder Interest of Medical Resource. Upon the Effective Date, Medical Resource shall reduce its claim to the USREA shares acquired from Zimco so such shares shall total 25% of Allowed Interests in Old Common Stock. Nevada Sea shall exercise the Medical Resource/Nevada Sea option, and shall receive 25% of the issued and outstanding New Common Stock. Medical Resource shall be issued, in exchange for its compromised creditors claim, 50% of the issued and outstanding New Common Stock.

         c.      Wespac Investors Trust II. Wespac Investors Trust II (Trust
II) is a California Real Estate Investment Trust (REIT), formed at approximately the same time as Wespac. Trust II is a separate and distinct trust from Wespac. Trust II filed for bankruptcy in the Central District of California the 11th day of March, 1988, under case number SA 88-01526 JR. This case was converted from a Chapter 11 case to a case under Chapter 7 and Wespac has been informed all assets of Trust II have been liquidated. Wespac provided Notice of these Chapter 11 proceedings to all persons and entities which appeared in the several shareholder records located by Wespac. Included within these records were the names of holders of interest in Trust II. Wespac has received Proofs Of Interest from numerous persons and entities who are the holders of interest in Trust II. All Proofs Of Interest demonstrating an interest in Trust II will be objected to and will be returned to the claimant as not representing an interest in Wespac. Those persons and entities holding an interest in Trust II shall receive no interest or distribution in or from Wespac Investors Trust III.





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PLAN OF REORGANIZATION (AS MODIFIED)

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SECTION 5.       EXECUTION OF PLAN

         At the Effective Date, Wespac shall borrow an unsecured loan of $250,000.00 from Nevada Sea at the Effective Date of the Plan, repayable within two years with interest at 8% per annum, to be evidenced by a promissory note in standard form, with 12% default interest. This loan will be used for any proper purpose, including cash requirements under the Plan, such as payment of administrative expenses, priority tax claims, administrative convenience creditors, and the discounted cash payment to Kaye Scholer. Additional financing may be desirable if necessary to perform deferred maintenance and necessary real property repairs and improvements, such as the foundation work at the Comfort Inn -- North.

         The following expenditures are believed to be necessary, reasonable, and prudent:

                 a. Comfort Inn -- North. The foundation at the Comfort Inn - North requires rehabilitation to correct a sinking problem affecting one wing of the building. Wespac has obtained an analysis of the problem, and a bid for correction, which estimates can expense of $60,000.00 to $75,000.00 for corrective measures. This work, although unavoidable, can be deferred until the Effective Date.

                 b. Comfort Inn -- Valley. Wespac believes that approximately $100,000.00 should be expended at the Comfort Inn - Valley for upgrading and renovations.

                 c. Friendship Inn. Wespac believes the Friendship Inn can be upgraded to a Rodeway Inn upon expenditure of approximately $175,000.00 for renovations, with a significant potential for realizing profitable operations at the location. A Rodeway Inn Franchise has been negotiated by management, and would allow conversion of the property at minimal cost, other than the expense of scheduled renovations which are necessary in any event.

         Also, at the Effective Date, Wespac shall perform all obligations required under the compromises with Medical Resource and Nevada Sea,

         Wespac shall offer a three year employment contract to Georgie Liebelt at her existing level of compensation and benefits, and an






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eighteen month employment contract to David Heinen at his existing level, of compensation and benefits. Wespac shall call an organizational meeting of shareholders and trustees within six months of the Effective Date of the Plan to elect trustees, directors and officers, who will thereafter serve for a period of one (1) year, or until their successors are duly qualified and elected.

         The Debtor is not current with SEC reporting requirements. Prior management (pre-filing) failed to comply with SEC filing requirements. The Reorganized Debtor will use its best efforts to obtain audited financial statements. It is anticipated that Wespac will obtain audited financial statements for the fiscal year ending December 31, 1996, on or about April 15, 1997. Thereafter, Wespac will prepare and file the required SEC reporting documents to bring such reports current.

         The tax attributes of Wespac include net operating loss carryforwards of approximately 38 million dollars. Wespac has prepared and filed the 1994 income tax return utilizing a portion of that net operating loss to eliminate income tax liability for that year. Wespac intends to continue utilizing the net operating loss carryforward to apply against taxable earnings for future years.

         Wespac is not aware of any uncontested Proofs of Interest which derive from a change of ownership in excess of fifty percent (50%) of issued and outstanding Wespac Old Common Stock.

SECTION 6. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         a. General. All executory contracts and unexpired leases shall be assumed at confirmation.

         b. Spokane House Restaurant. Wespac shall offer a three year lease of the restaurant and lounge to Georgie Liebelt, at a lease rate based upon net profits, with forgiveness of all accrued rent liabilities.

SECTION 7. CLAIMS RESOLUTION

         Wespac shall act as the disbursing agent for the purpose of making distributions under the Plan. All objections to Claims





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shall be brought by Wespac within sixty (60) days of the Effective Date.

         Allowed Claims held against Wespac are transferable in accordance with Bankruptcy Rule 3015. Any creditor or other party in interest, including insiders, may transfer their claim or acquire claims of other entities, for such consideration as may be negotiated, without notice to other creditors or parties in interest.

         Except as otherwise provided by the Plan, all Claims against the estate which arose prior to confirmation will be discharged on the Effective Date of the Plan, whether accrued before or after the date of filing. The discharge will be effective as to each Claim, regardless whether a proof of claim was filed, whether the claim was allowed, or whether the holders of the claim voted for or against acceptance of the Plan. Except to the extent provided for by the Plan, the estate will retain and may enforce any and all claims held against third parties, including claims for recovery of preferences or fraudulent conveyances.

SECTION 8. MISCELLANEOUS

         8.1     DISBURSING AGENT

         Wespac shall act as the disbursing agent for the purpose of making all payments and distributions under the Plan.

         8.2     UNCLAIMED DISTRIBUTIONS

         Unclaimed distributions, or distributions which are not deliverable to the claimant by first class mail, shall be held in reserve in the same manner as distributions reserved for holders of disputed claims. These unclaimed distributions shall be held for a period of 2 years following the effective date of the Plan, after which time all unclaimed distributions shall be distributed to the Reorganized Wespac for redistribution to all other holders of allowed claims.

         8.3     DE MINIMIS DISTRIBUTIONS

         No distribution will be made to any claimant with respect to the projected distribution which will be less than the sum of $25.00 in cash or securities, as the costs of making such distribution exceeds the value thereof. Any amounts less than





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$25.00 will be added to the unpaid claims reserve and distributed in the same manner as unclaimed distributions.

         8.4     SUBSTANTIAL CONSUMMATION

         The Chapter 11 case shall be deemed to be substantially consummated pursuant to 11 U.S.C. 1101(2) upon conclusion of all adversary and contested matters, but in no event until sixty (60) days following the Effective Date of the Plan. Upon substantial consummation, Wespac shall certify the same to the Court, and seek entry of a Final Decree closing this case.

         8.5     UNDISPUTED CLAIMS

         To the extent any disputed claim is allowed, Wespac will distribute funds with respect to the claim in a manner as to pay the claim with other allowed claims of the relevant Class.

         8.6     PAYMENT OF QUARTERLY FEES

         All quarterly fees due to the United States Trustee pursuant to 11 USC 1930(a)(6) shall be paid on or before the Effective Date of the Plan as required by 11 USC 1129(a)(12). Wespac does not owe any quarterly fees, other than fees for the current quarter.

SECTION 9.       MODIFICATION OF THE PLAN

         The Reorganized Wespac may propose amendments or modifications of this Plan at any time prior to confirmation, with leave of the Court, upon notice to the creditors committee. After confirmation, the Reorganized Wespac may, with approval of the Court, and so long as it does not materially or adversely affect the interests of creditors, remedy and defect or omissions, or reconcile any inconsistencies in the Plan, or in the Order of Confirmation, in such manner as may be necessary to carry out the purpose of this Plan.

         If necessary by modification or otherwise, the Reorganized Wespac will do all things required pursuant to Section 1123 of the Bankruptcy Code.





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SECTION 10.      EFFECT OF CONFIRMATION

         The legal effect of confirmation is established by 11 USC Section 1141. Except as otherwise provided by the Plan, all claims against the estate which arose prior to confirmation will be discharged on the effective date of the Plan, whether accrued before or after the date of filing. The discharge will be effective as to each claim, regardless whether a proof of claim was filed, whether the claim was allowed, or whether the holders of the claim voted for or against acceptance of the Plan. Except to the extent provided for by the Plan, the estate will retain and may enforce any and all claims held against third parties.

SECTION 11.      JURISDICTION OF THE COURT

         The Court will retain jurisdiction until the Plan has been fully consummated, including but not limited to, the following purposes:

         1. The classification of the claim of any creditor and the re-examination of the claims which have been allowed for purposes of voting, and the determination of such objections as may be filed by the Reorganized Wespac to creditors claims. The failure of the Reorganized Wespac to object to, or to examine any claim for the purpose of voting, shall not be deemed to be a waiver of the Reorganized Wespac's right to object to, or re-examine the claim in whole or in part.

         2. The determination of all questions and disputes regarding title to the assets of the estate, and determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to action pending as of the date of confirmation, between the Reorganized Wespac and any other party including but not limited to any right of the Reorganized Wespac to recover assets pursuant to the provisions of Title 11 of the United States Code, and to maintain actions for recovery of preferential and fraudulent transfers.

         3. The correction of any defect, the curing of any omission, or the reconciliation of any inconsistency in this Plan or the Order of Confirmation, as may be necessary to carry out the purpose and intent of this Plan.





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         4.      The consideration of any modification of this Plan after
confirmation pursuant to the Bankruptcy Rules and Title 11 of the United States Code.

         5. The enforcement and interpretation of the terms and conditions of this Plan.

         6. The determination of any avoidance actions commenced by Wespac for the benefit of the estate/unsecured creditors.

         7. The entry of any order, including injunctions, necessary to enforce the title, rights, and powers of the Reorganized Wespac and to impose such limitations, restrictions, terms and conditions of such title, rights and powers as this Court may deem necessary.

         8.      The entry of an order concluding and terminating this case.

         DATED this _____ day of March, 1996.

                                           DAVIDSON, BAILEY & MEDEIROS

                                           ------------------------------
                                           Barry W. Davidson
                                           Attorney for Wespac Investors
                                            Trust III

Approved:

Wespac Investors Trust III

--------------------------
Georgie Liebelt
Designated Representative





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PLAN OF REORGANIZATION (AS MODIFIED)